Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

UBS AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Debt	1.250% Notes due June 1, 2026	457(o)	$ 1,000,000,000	100%	$ 1,000,000,000	0.0001102	$ 110,200.00
	Debt	4.500% Notes due June 26, 2048	457(o)	$ 1,000,000,000	100%	$ 1,000,000,000	0.0001102	$ 110,200.00
				Total Offering Amounts		$ 2,000,000,000		$ 220,400.00
				Total Fees Previously Paid				—
				Total Fee Offsets				—
				Registration Fee Due				$ 220,400.00

(1) Represents the maximum aggregate principal amount of the notes to be offered in the exchange offer to which the registration statement relates.

(2) Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.